UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2017

American Realty Capital Healthcare Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55625	38-3930747
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 4th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01. Other Events

Determination of Estimated Per-Share Net Asset Value

Overview

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 19, 2017, American Realty Capital Healthcare Trust III, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Healthcare Trust, Inc. (“HTI”) on June 16, 2017. Pursuant to the Purchase Agreement, HTI has agreed to purchase membership interests in the Company’s subsidiaries that collectively own all 19 properties owned by the Company and comprise substantially all of the Company’s assets (together with the other transactions contemplated by the Purchase Agreement, the “Asset Sale”) for a purchase price of $120.0 million (the “Purchase Price”). The Purchase Price will be payable on the date the Asset Sale is consummated (the “Closing Date”), subject to closing adjustments for customary prorations and reduced for debt assumption or repayment, all as provided in the Purchase Agreement. The only indebtedness being assumed or repaid is the loan secured by the Company’s Philip Center property (the “Philip Center Loan”), which had an outstanding principal balance of approximately $4.9 million as of July 17, 2017.

In connection with its approval of the Purchase Agreement, the Company’s Board of Directors (the “Board”) also approved the Company’s plan of liquidation and dissolution (the “Plan of Liquidation”), which will become effective if it is approved by the Company’s stockholders and the Asset Sale is consummated. The consummation of the Asset Sale is conditioned on the Company’s stockholders approving both the Asset Sale and the Plan of Liquidation. The consummation of the Asset Sale is also subject to other conditions, and there can be no assurance the Asset Sale will be consummated on the terms contained in the Purchase Agreement, or at all. Pursuant to the Plan of Liquidation, the Company anticipates winding up its affairs and distributing the net cash proceeds available for distribution after satisfying the Company’s liabilities to the holders of its common stock in one or more liquidating distributions.

For more information about the terms of the Purchase Agreement and the Plan of Liquidation, including the full terms thereof, please see the Company’s Preliminary Proxy Statement on Schedule 14A dated July 18, 2017 (the “Proxy Statement”) with respect to the Company’s 2017 annual meeting of stockholders (the “Annual Meeting”).

The Company is required to publish an estimated net asset value per share of its common stock and provide this information to its stockholders and to members of the Financial Industry Regulatory Authority (“FINRA”) and their associated persons who participated in the Company’s public offerings to assist them in meeting their customer account statement reporting obligations under the National Association of Securities Dealers Conduct Rule 2340. The Board had previously adopted valuation guidelines (the “Valuation Guidelines”) to be used in connection with determining the estimated per-share net asset value of the Company’s common stock. Under the Valuation Guidelines, estimated per-share net asset value is calculated by, among other things, taking into consideration appraisals of the Company’s real estate assets (each asset individually, a “Real Estate Asset” and collectively, the “Real Estate Assets”) performed by an independent valuation firm in accordance with the guidelines established by the Investment Program Association Practice Guideline 2013-01 titled “Valuations of Publicly Registered Non-Listed REITs,” issued April 29, 2013 (the “IPA Guidelines”).

In light of the pending Asset Sale and Plan of Liquidation, both of which will be submitted to the Company’s stockholders for approval at the Annual Meeting, instead of seeking third-party appraisals of the Real Estate Assets performed by an independent valuation firm, the Board decided to determine the estimated per-share net asset value of the Company’s common stock based on the negotiated value ascribed to the Real Estate Assets under the Purchase Agreement. Further, although not required by the Valuation Guidelines or the IPA Guidelines, the Board also considered the estimated costs and expenses of closing the Asset Sale and implementing the Plan of Liquidation in connection with determining the estimated per-share net asset value of the Company’s common stock.

To assist the Board in establishing both an estimated net asset value per share of the Company’s common stock and an estimated range of total liquidating distributions that may be payable to the Company’s stockholders pursuant to the Plan of Liquidation, American Realty Capital Healthcare III Advisors, LLC (the “Advisor”) prepared an estimate of the range of net proceeds from the Asset Sale that may be available to distribute to the Company’s stockholders in one or more liquidating distributions pursuant to the Plan of Liquidation (the “Liquidation Analysis”).

On July 18, 2017, the independent directors of the Board, who comprise a majority of the Board, with Edward M. Weil, Jr. abstaining, unanimously approved an estimated per-share net asset value of the Company’s common stock as of July 18, 2017 equal to $17.64 (“Estimated Per-Share NAV”) based on 6,959,059 shares of common stock outstanding on a fully diluted basis as of July 18, 2017 (giving effect to the issuance of 2,666 aggregate total restricted shares of the Company’s common stock (the “Restricted Shares”) required under the Company’s employee and director incentive restricted share plan to be automatically granted to each of the Company’s independent directors in connection with the Annual Meeting).

This is the first time that the Board has determined an estimated per-share net asset value of the Company’s common stock. The Company anticipates publishing an update to the Estimated Per-Share NAV by July 18, 2018 or earlier, at the discretion of the Board, in connection with material changes including, among others, material liquidating distributions paid pursuant to the Plan of Liquidation.

Estimated Per-Share NAV

In preparing the Liquidation Analysis, the Advisor estimated a range of net liquidation proceeds to be available for distribution to the Company’s stockholders pursuant to the Plan of Liquidation equal to $17.49 to $17.64. The Liquidation Analysis reflects, among other things, the Advisor’s best estimate of:

•	the prorations that would be payable to HTI pursuant to the Purchase Agreement;

•	the costs and expenses of consummating the Asset Sale and implementing the Plan of Liquidation; and

•	the Company’s assets and liabilities on the Closing Date.

These, and other estimates used in the Liquidation Analysis, are based on a number of assumptions, including that:

•	the Closing Date occurred on either (A) September 29, 2017 (the high end of the range), or (B) August 31, 2017 (the low end of the range);

•	the final liquidating distribution will occur before there is any need to transfer the Company’s assets to a liquidating trust on either (A) the 14-month anniversary of the Closing Date, which is the earliest date the Company is permitted to make its final liquidating distribution to stockholders under the Plan of Liquidation (the high end of the range), or (B) the two-year anniversary of the Closing Date, which is the latest date the Company is permitted to make its final liquidating distribution to stockholders under the Plan of Liquidation (the low end of the range);

•	all $6.0 million of the Purchase Price payable into an escrow account for the benefit of the Company on the Closing Date reserved for pending or unsatisfied indemnification claims of HTI made pursuant to the Purchase Agreement will be released in installments thereafter over a period of 14 months following the Closing Date;

•	the Company will cease declaring and paying regular distributions to its stockholders following the distributions to stockholders of record with respect to each day during the month of July 2017 scheduled to be paid on or before August 5, 2017; and

•	the Restricted Shares will be issued to the Company’s independent directors in connection with the Annual Meeting.

The following table, prepared by the Advisor, summarizes the individual components of Estimated Per-Share NAV approved by the Board as of July 18, 2017 based on the Liquidation Analysis, which amount represents the high end of the range of net liquidation proceeds estimated by the Board to be available for distribution to the Company’s stockholders pursuant to the Plan of Liquidation.

(all dollars in thousands, except per share)
Gross Proceeds from Asset Sale	$120,000	(1)
Philip Center Loan	(4,939)	(2)
Estimated Proration Payable to HTI	(1,250)
Estimated Net Other Assets and Liabilities	13,250	(3)
Estimated Transaction/Liquidation Costs	(4,311)	(4)
Estimated Net Proceeds from Plan of Liquidation	$122,750
Shares of common stock (fully diluted)	6,959,059
Estimated Per-Share NAV	$17.64

(1)	Represents the Purchase Price agreed upon by the parties to the Purchase Agreement for the purchase of the Real Estate Assets. This amount reflects an overall decrease of 7.6% over the sum of (a) the original purchase price for those assets of approximately $129.8 million, and (b) post-acquisition capital expenditures for those assets of approximately $0.1 million.

(2)	Represents the outstanding balance (principal and interest) of the Philip Center Loan estimated as of the Closing Date. The amount payable to the Company with respect to the Purchase Price on the Closing Date will be less the principal amount of the Philip Center Loan, which will be assumed by HTI or repaid by the Company.

(3)	Primarily represents the Advisor’s estimate of net cash on hand as of the Closing Date. This net amount also gives effect to approximately $0.9 million estimated to become payable in cash by the Advisor to the Company on the Closing Date pursuant to a letter agreement (the “Letter Agreement”) entered into in connection with the execution of the Purchase Agreement by and among the Company, on the one hand, and the Advisor and certain of its affiliates on the other hand. The Letter Agreement, the terms of which are described in more detail in the Proxy Statement, addresses all amounts that may become payable to and from the Advisor and the Company if the Asset Sale closes.

(4)	Represents the Advisor’s estimate of transaction and closing costs that will be payable in connection with the consummation of the Asset Sale and the costs of implementing the Plan of Liquidation. These costs include: (i) estimated transaction and closing costs associated with the consummation of the Asset Sale including, among other costs, fees payable to the Company’s financial advisor and legal fees, and (ii) estimated liquidation costs including, among other costs, the costs of services provided by third parties other than the Advisor required in connection with the implementation of the Plan of Liquidation.

Conflicts of Interest

Both the Advisor and HTI’s advisor are indirectly owned and controlled by AR Global Investments, LLC (“AR Global”). Edward M. Weil, Jr., the executive chairman of the Board, is also a member of the board of directors of HTI. Mr. Weil owns a non-controlling interest in the parent of AR Global and is also the chief executive officer of AR Global, which is the parent of the Company’s sponsor. In addition, the Company, HTI, the Advisor and HTI’s advisor have the same executive officers.

Inherent conflicts of interest exist where the individuals who comprise the management teams of the Company and HTI are the same individuals and those individuals are assisting the Board and HTI’s board of directors in connection with the Asset Sale. In addition, P. Sue Perrotty, an independent director of the Company, has served as an independent director of another AR Global-sponsored REIT, Global Net Lease, Inc., since March 2015 and two other entities previously sponsored by AR Global that are now managed by unrelated advisors.

Limitations of Estimated Per-Share NAV

Estimated Per-Share NAV is based on certain assumptions and estimates. There can be no guarantee as to the exact amount of net liquidation proceeds that will be available for distribution to the Company’s stockholders pursuant to the Plan of Liquidation. Moreover, shares of the Company’s common stock are not listed on a national securities exchange, and Estimated Per-Share NAV does not represent the amount a stockholder would obtain if a stockholder sold his or her shares.

The Asset Sale and Plan of Liquidation remain subject to stockholder approval, and there can be no assurance they will be completed on their current terms, or at all. If the Asset Sale does not close, the Plan of Liquidation will not become effective and the Company will not liquidate and dissolve but will instead continue to operate its business, including potentially pursuing other strategic options. The market for commercial real estate can and does fluctuate. There can be no assurance as to what the value of the Real Estate Assets would be under circumstances where the Company continues to operate its business or pursues other strategic options.

With respect to the estimated prorations and closing adjustments, the Company’s estimated assets and liabilities on the Closing Date and estimated costs and expenses of closing the Asset Sale and liquidating the Company, the methodologies employed were based upon a number of estimates and assumptions that may not be accurate or complete, including estimates and assumptions regarding the actual operating results of the Real Estate Assets prior to the Closing Date, the actual cost of operating the Company, the actual Closing Date, the actual amount of time it will take to complete the implementation of the Plan of Liquidation and whether the Company will be required to provide for any unknown and outstanding liabilities and expenses, which may include the establishment of a reserve fund or transferring assets to a liquidating trust to pay contingent liabilities and ongoing expenses in an amount to be determined as information concerning such contingencies and expenses becomes available. Under the Purchase Agreement, the Company is obligated to indemnify HTI in certain circumstances, including with respect to any stockholder litigation brought by the Company’s stockholders directly or derivatively in connection with the transactions contemplated by the Purchase Agreement. Indemnifiable losses incurred by HTI, if any, for which the Company is liable will reduce the amount of cash available for distribution to stockholders. Moreover, the Plan of Liquidation states that the final liquidating distribution will not occur earlier than the end of the 14-month survival period of the representations and warranties under the Purchase Agreement and will not occur prior to final resolution of any unsatisfied indemnification claims or other claims that are first made prior to the end of that period. Funding indemnity claims or other contingent liabilities could delay and reduce distributions to stockholders. The Company will also continue to incur liabilities and expenses from operations prior to closing the Asset Sale and prior to the dissolution of the Company. The Company’s estimates regarding its expense levels may be inaccurate. Any unexpected claims, liabilities or expenses that arise, or any claims, liabilities or expenses that exceed the Company’s estimates, will reduce the amount of cash available for distribution to stockholders.

There is no assurance that the methodology used to establish the Estimated Per-Share NAV would be acceptable to FINRA for use on customer account statements, or that the Estimated Per-Share NAV will satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code.

Conclusion

The Estimated Per-Share NAV as of July 18, 2017 of $17.64 was unanimously adopted by the independent directors of the Board, who comprise a majority of the Board, with Mr. Weil abstaining, on July 18, 2017. The Board is ultimately and solely responsible for Estimated Per-Share NAV. There can be no guarantee as to the exact amount of net liquidation proceeds that will be available for distribution to the Company’s stockholders pursuant to the Plan of Liquidation. During the course of liquidating and dissolving, the Company may incur unanticipated expenses and liabilities all of which are likely to reduce the amount of cash available for distribution to stockholders.

Cessation of Distributions

On July 18, 2017, in light of the pending Asset Sale and Plan of Liquidation, the Board determined that the Company will cease declaring and paying regular distributions to its stockholders following the distributions to stockholders of record with respect to each day during the month of July 2017 scheduled to be paid on or before August 5, 2017. If the Asset Sale and the Plan of Liquidation are approved by the Company’s stockholders at the Annual Meeting and the Plan of Liquidation becomes effective, the Company anticipates thereafter paying periodic liquidating distributions, subject to satisfying its liabilities and obligations, in lieu of regular distributions. If, for some reason, the Asset Sale and the Plan of Liquidation are not approved by the Company’s stockholders at the Annual Meeting, the Board will further evaluate the Company’s distribution policy.

Forward-Looking Statements

The statements in this Current Report on Form 8-K that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the Company’s ability to complete the transactions contemplated by the Purchase Agreement, which are subject to conditions, on their current terms or at all; market volatility; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the Company; and other factors, many of which are beyond Company’s control, including other factors included in the Company’s reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Proxy Statement and the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 9, 2017 as amended on April 28, 2017, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST, INC.

Date: July 19, 2017	By:	/s/ W. Todd Jensen
W. Todd Jensen Interim Chief Executive Officer and President